AMENDMENT AGREEMENT TO

NON-QUALIFIED STOCK OPTION AGREEMENTS

OF
CHINA PHARMA HOLDINGS, INC

THIS AMENDMENT AGREEMENT (this “Agreement”), dated as of April 28, 2012, is entered into by and between China Pharma Holdings, Inc., a Delaware corporation (the “Company”) and Frank Waung (the “Optionee”).

WHEREAS, the Employment Agreement by and between the Company and the Optionee will cease its effect as of April 28, 2012;

WHEREAS, as of the date of this Agreement, the Optionee has the vested option (the “Subject Option”) to purchase an aggregate of  185,000 shares (such number excludes 50,000 shares expires on April 28, 2012, see the notation under the table under Section 1 hereunder) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) all of which were granted during his employment period since April 28, 2009 pursuant to the Company’s 2009 Stock Option Plan (the “2009 Plan”) or 2010 Long Term Incentive Plan (the “2010 Plan”), as the case may be;

WHEREAS, under 2009 Shares Option Agreement dated October 13, 2009 (the “2009 Shares Option Agreement”),  2010 Shares Option Agreement dated as of April 28, 2010 (the “2010 Shares Option Agreement”) and Non-qualified Stock Option Agreement dated May 25, 2011 (the “2011 Award Agreement”), by and between the Company and the Optionee (collectively, the “Previous Award Agreements”), the Subject Option shall terminate ninety (90) days after termination of the Optionee’s employment by the Company, if not sooner expires pursuant to the original terms of the Subject Options;

WHEREAS, the Nominating and Compensation Committee believes it is for the best interest of the Company to terminate the Subject Options on April 28, 2012 and the Optionee agreed to.

NOW, THEREFORE, in consideration of the mutual covenants and premises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1.
Termination of the Vested and Non-expired Options.  The following options, as granted and vested pursuant to the 2009 Plan or the 2010 Plan, as the case may be, are terminated as of April 28, 2012, except for the option to purchase 50,000 shares (as set forth in the first row of the table below) of Common Stock vested on April 28, 2010 expires on April 28, 2012:

Number of Shares to Purchase	Grant Date	Vest Date	Expiration Date	Termination Date under this Agreement
50,000 *	10/13/2009	4/28/2010	4/28/2012	N/A*
50,000 ** (40,000)	10/13/2009	9/30/2009	9/30/2012	4/28/2012
150,000	4/28/2010	4/28/2011	4/28/2013	4/28/2012
25,000	5/25/2011	4/28/2012	4/24/2014	4/28/2012
185,000 *

*The option to purchase 50,000 shares of Common Stock expires itself and therefore it is not applicable to this Agreement.  The table includes this part merely for the sake of completeness.  So the total to be terminated immediately on April 28, 2012 excludes the 50,000 shares expires on the same date.
** Represented the number of shares that were exercised.

2.	Amendment to the Previous Award Agreements.

Section 3(a) of the 2009 Shares Option Agreement and 2010 Shares Option Agreement are hereby amended to read in its entirety as following:

6.3           If the Optionee ceases to be the Chief Financial Officer of the Company for any reason other than disability within the meaning of subsections (c) or death within the meaning of subsection (b) during the Option Period, the Option Period shall terminate immediately on the date when Optionee ceases to be the Chief Financial Officer, and thereafter such Option shall be forfeited and cancelled by the Company.

Section 6.3 of the 2011 Award Agreement is amended and read in its entirety as following:

6.3           If the Optionee’s employment with the Company and/or its Subsidiaries terminates for any reason other than due to the Optionee's death or disability (as defined and determined by the Company), the Optionee’s rights, if any, to exercise any then exercisable portion of this Option, shall terminate on the date of such termination, and thereafter such Option shall be forfeited and cancelled by the Company.

3.
Reference and Effect.  Capitalized term not otherwise defined herein shall have the same meaning as it was referred to in the Previous Agreements. the Previous Agreements keep the effect, other than set forth herein above.

4.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the principles of conflict of laws thereof.

5.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

6.	Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

7.
Severability.  The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Optionee has hereunto set her hand, all as of the date specified above.

CHINA PHARMA HOLDINGS, INC.

By: /s/ Zhilin Li
Name: Zhilin Li
Title: President & Chief Executive Officer

/s/ Frank Waung
Frank Waung